Exhibit (h)(1)(d)

THIRD AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of May 26, 2011 (the “Amendment”), is entered into by and between State Street Navigator Series Lending Trust (the “Fund”) and State Street Bank and Trust Company (the “Bank”).

WHEREAS, the Fund and the Transfer Agent entered into a Transfer Agency and Service Agreement dated as of March 4, 1996, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	The first paragraph of Section 6.2 of the Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

At any time the Bank may apply to any officer of the Fund for instructions with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be kept indemnified for any action reasonably taken or omitted by it in reliance upon such instructions. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

2.	The Fund and the Bank hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement.

3.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in multiple counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ Nancy L. Conlin
Name: Nancy L. Conlin
Title: Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President